EXHIBIT 4.80

Extension of Debenture Maturity Date

To:
lntellipharmaceutics International Inc. (the “Company”)

Re:
Debenture dated January 10, 2013, with an original face amount of US$1,500,000 issued by the Company to Dr. Isa Odidi and Dr. Amina Odidi (the “Debenture”) and the Maturity Date (as defined in the Debenture) of such Debenture

The undersigned hereby agree that the Maturity Date of the Debenture (currently October 1, 2017) is extended to October 1, 2018.

DATED as of September 28, 2017

/s/ Amina Odidi                                                     /s/ Isa Odidi
Amina Odidi                                                          Isa Odidi

  Accepted and agreed to this 28th day of September, 2017
  Intellipharmaceutics International Inc.

  By: /s/ Michael Campbell
  Name: Michael Campbell
  Position: Corporate Secretary